Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
Force Protection, Inc.	ICR Inc.
843.574.3866	203.682.8229

Spartan Chassis, Inc. and Force Protection, Inc. Announce Service and Sustainment Partnership

Charlotte, Mich. and Ladson, SC, April 1, 2009 — Spartan Chassis, a subsidiary of Spartan Motors, Inc. (NASDAQ: SPAR), and Force Protection, Inc. (NASDAQ: FRPT), today jointly announced that they have entered into a Contractor Team Arrangement and will combine service capabilities and infrastructure to more effectively support future customer needs related to spare parts and sustainment for Force Protection’s fleet of Cougar vehicles.  The two companies noted that each would commit key staff, facilities and information systems to speed response capability on critical programs.

John Sztykiel, president and CEO of Spartan Motors, said: “We are proud of our partnership with Force Protection in rapidly delivering key components for over 3,000 Cougar vehicles under the MRAP program.  This new work structure will strengthen that relationship, create enhanced capabilities for the customer, and ensure that the service, upgrades, and spares parts this fleet of vehicles will need throughout its lifecycle are delivered and executed with excellence.”

Michael Moody, Chairman and CEO of Force Protection, Inc., commented: “It is a strategic priority for our Company to build the relationships and partnerships that provide the highest possible level of customer experience.  Over the course of the MRAP program, Spartan has been a key partner, met difficult production requirements in short spaces of time, and executed with excellence.  We are very pleased to formalize our relationship, further enhance our combined capabilities and position ourselves to capture the increasing need for service and support work.”

About Spartan Chassis, Inc.

Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (NASDAQ: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks, defense and specialty vehicles.  Spartan Motors (www.spartanmotors.com) which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $844.4 million in 2008 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of life saving survivability equipment, predominantly ballistic- and blast-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. Force Protection’s specialty vehicles, the Cougar, Buffalo, and Cheetah, are designed specifically for reconnaissance, forward command and control, and urban operations and to protect their occupants from

Force Protection, Inc.

9801 Highway 78 Bldg 1

Ladson SC  29456

landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). Force Protection is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program.

For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Spartan Motors, Inc. Safe Harbor Language

This release contains forward-looking statements, including, without limitation, statements concerning Spartan’s business, future plans and objectives and the performance of its products.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate.  Actual results and future events could differ materially from those anticipated in such statements.  Technical complications may arise that could prevent the prompt implementation of the plans outlined above.  Spartan cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in Spartan’s Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov ).  Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements.  An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled.  Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. Spartan undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

Force Protection, Inc. Safe Harbor Language

This press release contains forward-looking statements that involve risks and uncertainties. Force Protection generally uses words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in Force Protection’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed with the Securities and Exchange Commission. Although management believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Force Protection’s future results, levels of activity, performance or achievements may not meet these expectations. Force Protection does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in expectations, except as required by law.